EXHIBIT 15.1

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

February 6, 2024

Therapeutic Solutions International, Inc.

701 Wild Rose Lane

Elk City, Idaho 83525

To the Board of Directors of Therapeutic Solutions International, Inc.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Therapeutic Solutions International, Inc. (the “Company”), and subsidiaries for the period ended September 30, 2023. Although we maintained the books and prepared the financial reports for the 3rd Quarter 10-Q, because we did not perform an audit, we expressed no opinion on that information.

We are aware that the financial reports referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, is included on Form S-1 Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Jona Barnes, EA
Jona Barnes, EA

Mallett & Barnes Tax Service
6136 Mission Gorge Road, Suite 125
San Diego, CA 92120